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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934




         Date of report (date of earliest event reported): May 12, 2003




                             FLEMING COMPANIES, INC.
             (Exact name of Registrant as specified in its charter)


        OKLAHOMA                   1-8140                       48-0222760
(State of incorporation   (Commission file number)           (I.R.S. employer
    or organization)                                      identification number)


        1945 LAKEPOINTE DRIVE
           LEWISVILLE, TEXAS                                       75057
(Address of principal executive offices)                         (Zip code)



       Registrant's telephone number, including area code: (972) 906-8000


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ITEM 5. OTHER INFORMATION.

         On May 12, 2003, Fleming Companies, Inc. ("Fleming") issued a press release announcing that it has filed a motion and an asset purchase agreement with the Bankruptcy Court regarding the proposed purchase by Save Mart Supermarkets ("Save Mart") of nine retail grocery stores in California. The purchase agreement renews a prior agreement between the parties regarding the same stores. If all nine stores are sold to Save Mart, the Company anticipates net cash proceeds of approximately $25 million and approximately $7 million for inventory located at the stores. Under the agreement, Save Mart has agreed to hire substantially all of the associates at the stores.

         The Federal Trade Commission (the "FTC") has been reviewing the sale of the nine stores to Save Mart. Under the agreement, if the FTC does not approve the sale of certain of the nine stores, the parties may eliminate them from the transaction with a corresponding purchase price adjustment. In addition, if the FTC does not approve the sale of certain other stores, the parties are entitled to terminate the purchase agreement in its entirety. The purchase agreement is also subject to certain other closing conditions.

         The Company will seek to establish auction bidding procedures for the sale of the nine stores at its May 19, 2003 hearing before the Bankruptcy Court and to obtain a sale hearing on June 4, 2003.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       FLEMING COMPANIES, INC.


Date: May 16, 2003                     By: /s/ PETER S. WILLMOTT
                                          --------------------------------------
                                          Peter S. Willmott
                                          Interim Chief Executive Officer and
                                          President